Exhibit 99.1

ATC Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500

American Tower Corporation Releases Information Regarding its Business with Sprint and T-Mobile USA

Boston, Massachusetts - November 11, 2016 - American Tower Corporation (NYSE: AMT) today released information about its business in light of speculation regarding the possibility of a merger between Sprint and T-Mobile USA. For the quarter ended September 30, 2016, Sprint and T-Mobile USA accounted for approximately 10% and 8%, respectively, of American Tower’s consolidated property revenues.

American Tower currently has separate leases for antenna space with Sprint and T-Mobile USA on the same site at approximately 5,500 communications sites it owns or operates. The revenue generated from each of Sprint and T-Mobile USA on these sites represented approximately 4% of American Tower’s consolidated property revenues for the quarter ended September 30, 2016. The average remaining non-cancellable current lease term on these sites with Sprint and T-Mobile USA is approximately 5 years.

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 144,000 communications sites. For more information about American Tower, please visit www.americantower.com.
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